Yield10 Bioscience Announces Third Quarter 2020 Financial Results
WOBURN, Mass. - November 12, 2020 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today reported financial results for the three and nine months ended September 30, 2020.

"We are very pleased with our strong progress across multiple fronts in the third quarter and beyond," said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10 Bioscience. “We completed harvesting for our 2020 field test program to evaluate novel yield and compositional traits in Camelina and canola conducted in the United States and Canada, and look forward to reporting data in the fourth quarter of 2020 through early 2021.  We plan to evaluate seed yield, oil content, PHA content and other metrics of the traits which will also inform our priorities for trait evaluation in 2021.”
“We are very pleased to have recently announced our collaboration with Rothamsted Research for the advancement of technology that enables the land-based, sustainable production of omega-3 (DHA + EPA) oils for use in aquaculture. There is a significant market opportunity for the development of plant-based feeding solutions for the production of fish, particularly salmon, for human consumption. The technology has demonstrated the DHA + EPA omega-3 trait in Camelina and is highly complementary to our own Camelina Platform. The key objective is to support Rothamsted’s continued research as they further optimize the DHA + EPA omega-3 trait as a drop-in replacement for southern hemisphere fish oil and conduct field tests and feeding studies. Yield10 will develop a strategic business plan with an initial focus on South America.”
"In addition to executing our field test program and advancing our Camelina business plan, we also shored up our balance sheet in the third quarter with the closing of a public offering and concurrent private placement of common stock that raised $5.7 million in gross proceeds to Yield10. As we approach year end 2020, we remain focused on generating proof points for our traits in development and on advancing business discussions around our Camelina business plan," Dr. Peoples concluded.

Recent Accomplishments Towards Achieving 2020 Milestones

Advance the Camelina Business Plan. Yield10 recently signed exclusive research collaboration and commercial option agreements with Rothamsted Research to evaluate advanced technology for producing omega-3 nutritional oils in Camelina. The Rothamsted technology could enable the sustainable, plant-based production of DHA+EPA omega-3 nutritional oil that closely mimics the composition of southern hemisphere fish oil, an important ingredient in aquaculture feed for salmon and other species.
In the third quarter, Yield10 began field tests of internally developed double haploid varieties of winter Camelina as part of a program to develop Camelina as a commercial crop. Yield10 also harvested 50 acres of wild-type spring Camelina to begin building relationships with growers, developing agronomic guidelines for successfully growing Camelina, and producing Camelina oil and meal for sampling to potential customers.
Generate Proof Points for Novel Traits in Camelina and Canola. Yield10 completed the harvest of the Company's 2020 Field Tests to evaluate a series of traits in Camelina and canola. Key studies include the evaluation of C3004 in Camelina as well as tests of traits to boost seed yield and/or oil content in Camelina and canola. These studies, for the first time, include field testing of a novel trait to produce PHA in the seed of Camelina. The purpose of this activity is to determine the suitability of these first generation PHA Camelina lines for scale-up and PHA product prototyping in 2021. Yield10 expects that data from the studies will begin to become available in the fourth quarter of 2020 and into early 2021.
Advance the Corn Development Program. Continued to execute field work to create hybrid corn lines for field testing including the start of a second growth cycle in the third quarter for corn lines deployed with Yield10 traits. Yield10 plans to seek a research license partner for corn.
Manage its Financial Profile and Strengthen the Balance Sheet. Yield10's financial results for the nine-month period ended September 30, 2020 are on track with internal estimates. Yield10 strengthened its balance sheet in the third quarter of 2020 based on raising approximately $5.7 million in gross proceeds from the issuance of common stock in offerings completed on August 26, 2020.
COVID-19 Impact on Operations. The Company has implemented business continuity plans to address the COVID-19 pandemic and minimize disruptions to ongoing operations. To date, despite the pandemic, we have been able to move forward with the operational steps required to execute our 2020 field trials in Canada and the United States. It is possible, however, that any potential future closures of our research facilities, should they continue for an extended time period, could adversely impact our anticipated time frames for evaluating and/or reporting data from our field trials and other work we have planned to accomplish during 2020 and beyond.

THIRD QUARTER 2020 FINANCIAL OVERVIEW
Cash Position
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Net cash used by operating activities during the third quarter of 2020 was $2.1 million compared to $1.4 million used in the third quarter of 2019. Yield10 ended the third quarter of 2020 with $11.8 million in unrestricted cash, cash equivalents and short-term investments. The Company continues to estimate total net cash usage during the full year 2020 within a range of $8.5 - $9.0 million.
The Company's present capital resources are expected to fund its planned operations through the end of 2021. Yield10's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Grant revenue for both the third quarter of 2020 and 2019 was $0.2 million, respectively. Research and development expenses were $1.3 million and $1.2 million for the third quarters of 2020 and 2019, respectively. General and administrative expenses increased to $1.1 million during the third quarter of 2020 from $1.0 million during the third quarter of 2019. The quarter-over-quarter increases in operating expense are primarily a result of the Company recording pro rata estimates for 2020 employee bonuses that are expected to be paid during the first quarter of 2021. In 2019, Yield10 did not accrue for bonuses until the fourth quarter.
Yield10 reported a loss from operations of $2.2 million for the quarter ended September 30, 2020 compared to a loss from operations of $2.0 million for the same quarter of 2019. The Company reported a total net loss after income tax expense of $2.2 million, or $0.87 per share for the three months ended September 30, 2020, in comparison to a total net loss after income taxes of $2.0 million, or $6.33 per share, for the three months ended September 30, 2019.
For the nine months ending September 30, 2020, the Company reported a net operating loss after taxes of $7.6 million, or $3.69 per share compared to a net operating loss after taxes of $6.1 million, or $20.64 per share for the nine months ending September 30, 2019. Year to date grant revenue earned through September 30, 2020 and September 30, 2019 was $0.6 million and $0.7 million, respectively. Research and development expenses were $3.9 million during the nine months ended September 30, 2020, compared to $3.6 million for the nine months ended September 30, 2019, and general and administrative expenses were $3.7 million and $3.2 million during the nine months ended September 30, 2020 and September 30, 2019, respectively. During the nine months ended

September 30, 2020, the Company recognized $0.3 million in loan forgiveness income related to a Paycheck Protection Program Loan ("PPP Loan") issued to the Company under the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). Yield10 utilized the entire PPP Loan amount of $0.3 million for qualifying payroll and other expenses during the second quarter of 2020 and considers it reasonably certain that its application for loan forgiveness under the CARES Act will be approved.
Reverse Stock Split
Yield10 completed a 1-for-40 reverse stock split of its common stock on January 15, 2020, in order to regain compliance with the Nasdaq Stock Market minimum bid price qualification of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). In accordance with applicable accounting guidance, all share amounts, per share data, share prices and conversion rates set forth in the Company's condensed consolidated financial statements for the three and nine months ending September 30, 2020 and September 30, 2019, including those presented in this earnings release, have been retroactively adjusted to reflect the reverse stock split.
Conference Call Information
Yield10 Bioscience management will host a conference call at 4:30 p.m. (ET) today to discuss the third quarter 2020 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13711239. The replay will be available until November 26, 2020. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company developing crop innovations to improve crop yields and enhance sustainable global food security. The Company utilizes its proprietary “GRAIN“ (Gene Ranking Artificial Intelligence Network) gene discovery platform to identify gene targets to improve yield performance and value in major commercial food and feed crops. Yield10 uses its Camelina oilseed platform to rapidly evaluate and field test new trait leads enabling the translation of promising new traits into the major commercial crops. As a path toward commercialization, Yield10 is pursuing a partnering approach with agricultural companies to drive new traits into development in crops such as canola, soybean and corn. The Company is also developing Camelina as a platform crop for producing nutritional oils and specialty products such as PHA biomaterials for use in water treatment and bioplastic applications. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, ability to obtain sufficient financing to continue operating, expectations related to research and development activities, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the timing for reporting data from the 2020 field tests and the outcomes of those tests, the signing of research licenses and collaborations, including whether the objectives of those collaborations will be met, whether the Company will be able to generate proof points for traits in development and advance business discussions around its Camelina business plan, the potential impact on operations of the COVID-19 pandemic, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Grant revenue	$204	$224	$604	$666
Total revenue	204	224	604	666

Expenses:
Research and development	1,300	1,232	3,939	3,646
General and administrative	1,098	990	3,664	3,201
Total expenses	2,398	2,222	7,603	6,847
Loss from operations	(2,194)	(1,998)	(6,999)	(6,181)

Other income (expense):
Change in fair value of warrants	—	—	(957)	—
Loan forgiveness income	—	—	333	—
Other income (expense), net	37	16	85	68
Total other income (expense)	37	16	(539)	68
Net loss before income tax expense	(2,157)	(1,982)	(7,538)	(6,113)
Income tax expense	(11)	—	(26)	—
Net loss	$(2,168)	$(1,982)	$(7,564)	$(6,113)

Basic and diluted net loss per share	$(0.87)	$(6.33)	$(3.69)	$(20.64)

Number of shares used in per share calculations:
Basic and diluted	2,492,274	312,952	2,050,726	296,139

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$2,995	$5,417
Short-term investments	8,794	5,700
Accounts receivable	148	72
Unbilled receivables	56	20
Prepaid expenses and other current assets	368	475
Total current assets	12,361	11,684
Restricted cash	254	332
Property and equipment, net	935	1,243
Right-of-use assets	2,796	3,141
Other assets	300	318
Total assets	$16,646	$16,718

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$103	$279
Accrued expenses	930	1,326
Lease liabilities	443	602
Total current liabilities	1,476	2,207
Lease liabilities, net of current portion	3,283	3,619
Warrant liability	—	14,977
Other long-term liabilities	15	—
Total liabilities	4,774	20,803
Commitments and contingencies
Series B Convertible Preferred Stock ($0.01 par value per share); 0 and 5,750 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Stockholders’ Equity (Deficit):
Series A Convertible Preferred Stock ($0.01 par value per share); 0 shares and 796 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at September 30, 2020 and December 31, 2019; 3,330,778 and 933,423 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	33	9
Additional paid-in capital	384,465	360,926
Accumulated other comprehensive loss	(168)	(126)
Accumulated deficit	(372,458)	(364,894)
Total stockholders’ equity (deficit)	11,872	(4,085)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$16,646	$16,718

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(7,564)	$(6,113)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	137	150
Change in fair value of warrants	957	—
Loss on disposal of fixed assets	206	—
Charge for 401(k) company common stock match	95	73
Stock-based compensation	506	406
Non-cash lease expense	345	456
Deferred income tax provision	33	—
Changes in operating assets and liabilities:
Accounts receivable	(76)	23
Unbilled receivables	(36)	(17)
Prepaid expenses and other assets	92	217
Accounts payable	(228)	(66)
Accrued expenses	(324)	48
Lease liabilities	(495)	(622)
Other liabilities	15	—
Net cash used for operating activities	(6,337)	(5,445)

Cash flows from investing activities
Purchase of property and equipment	(42)	(12)
Proceeds from sale of property and equipment	10	—
Purchase of short-term investments	(6,290)	(1,000)
Proceeds from the sale and maturity of short-term investments	3,197	3,746
Net cash (used for) provided by investing activities	(3,125)	2,734

Cash flows from financing activities
Proceeds from warrants exercised	1,658	—
Proceeds from public and private offerings, net of issuance costs	5,367	2,583
Taxes paid on employees' behalf related to vesting of stock awards	(17)	(4)
Net cash provided by financing activities	7,008	2,579

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(46)	(14)

Net decrease in cash, cash equivalents and restricted cash	(2,500)	(146)
Cash, cash equivalents and restricted cash at beginning of period	5,749	3,355
Cash, cash equivalents and restricted cash at end of period	$3,249	$3,209

Supplemental disclosure of non-cash information:
Offering costs remaining in accrued expenses	$63	$41